EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 4, 2008, is made by and between Fund.com Inc., a Delaware corporation, having its principal place of business at 455 Broadway, 4th Floor, New York, New York 10012 (the “Company”), and Mr. Philip Gentile residing at 54 Paul Court Pearl River, New York 10965 (the “Executive”).

RECITALS

WHEREAS, the Company wishes to employ the Executive as the Chief Operating Officer and Executive Vice President of Business Development of the Company; and

WHEREAS, the Company desires to enter into this Agreement and to accept such employment and service, subject to the terms set forth herein;

WHEREAS, the Executive agrees to accept such employment by the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive hereby agree as follows:

SECTION 1: CERTAIN DEFINITIONS.

1.1 “Effective Date” shall mean the first day of Executive’s employment, which shall be March 1, 2008.

1.2 “Employment Period” shall mean the period of time beginning on the Effective Date and ending on the third anniversary of the Effective Date, unless terminated earlier in accordance with Section 5.

1.3 “Board” shall mean the Board of Directors of the Company.

1.4 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.5 “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Compensation Committee of the Board of Directors.

SECTION 2: EMPLOYMENT. Subject to the terms and conditions provided herein, the Company hereby agrees, during the Employment Period, to employ the Executive as its Chief Operating Officer & Executive Vice President of Business Development. The Executive hereby agrees to accept such employment during the Employment Period. This Agreement shall automatically renew for a 1-year term unless either party provides 90-days written notice prior to the end of each term.

SECTION 3: EMPLOYMENT DUTIES. During the Employment Period, the Executive shall have such duties and responsibilities as are assigned to the Executive by the Chief Executive Officer and Board and consistent with the normal and customary responsibilities and duties of a Chief Operating Officer & Executive Vice President of Business Development of comparable companies. Executive shall take direction from and report to the Chief Executive Officer and Board. During the Employment Period, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and its subsidiaries, and to use the Executive’s reasonable best efforts to perform faithfully the duties and responsibilities assigned to the Executive under this Agreement. Notwithstanding the foregoing, it is expressly understood that (a) the Executive may devote a reasonable amount of time to the management of his investments and affairs and to such industry associations, charitable and civic endeavors as shall not interfere with the obligations set forth in this Agreement; (b) with the prior approval of the Chief Executive Officer and Board (which shall not be unreasonably withheld), the Executive may serve as a member of one or more boards of directors of companies that are not affiliated with the Company; and (c) the Executive shall have the right during the Employment Period to continue to serve as President/Sole Proprietor of Informed-Business-Decisions, a management consulting company founded by the Executive and fulfill all of the duties and responsibilities associated with that position provided that they do not interfere with the obligations set forth in this Agreement.

SECTION 4: COMPENSATION.

4.1 Base Salary  The Executive shall receive a base salary of no less than $250,000 per annum (the “Base Salary”), payable in accordance with the Company’s payroll practices in effect from time to time. The Base Salary shall be reviewed at least once each year. When the Base Salary is reviewed, it may be increased (but not decreased) in accordance with the Company’s regular review of senior executive salaries, and if increased, then such increased amount shall become the Base Salary.  The decision regarding whether to grant any such increase shall be at the sole discretion of the Board.

4.2 Incentive, Savings and Retirement Plans. During the Employment Period the Executive shall be eligible to participate in any bonus or incentive plans and programs established by the Board from time to time for the benefit of senior executives of the Company. During the Employment Period, the Executive shall be eligible to participate in all savings and retirement plans and programs (as the plan terms allow) maintained by the Company from time to time on or after the Effective Date for the benefit of employees and/or senior executives of the Company.  Nothing contained herein shall require the establishment or continuation of any particular plan or program.

4.3 Health Care Plans. During the Employment Period, the Executive and/or the Executive’s family (as the terms allow) shall participate in all health care benefit plans, programs or arrangements maintained by the Company from time to time on or after the Effective Date for the benefit of employees and/or senior executives or employees of the Company. The Company agrees to pay the Executive’s entire premium amounts to participate in such health care plans.

4.4 Vacation; Fringe Benefits. During the Employment Period, the Executive shall be entitled to four (4) weeks of vacation annually, in accordance with Company policy.

Vacation shall be taken at times mutually convenient to the Company and the Executive.  During the Employment Period, the Executive shall receive such perquisites and fringe benefits as are generally provided to senior executives of the Company. Any unused vacation may be accrued and used in the next year or upon termination of this Agreement, payable to the Executive at the rate of the latest Base Salary.

4.5 Expenses. The Executive shall be reimbursed for reasonable and necessary business expenses incurred in connection with the performance of his duties hereunder. Such reimbursement shall be made within 30 days after submission of appropriate documentation and in no case later than March 15 of the year following the year in which such expense was incurred; provided, however, the Employee shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

4.6 Stock Option Grant. The Executive shall receive a stock option grant to purchase 1,000,000 shares of the Company’s common stock, at an exercise price equal to the fair market value thereof on the date of grant, pursuant to and subject to the terms and conditions of the Company’s 2007 Stock Option Incentive Plan and the related Notice of Stock Option Grant and Stock Option Agreement.

SECTION 5:  TERMINATION.

5.1 Death. The Employment Period shall terminate automatically upon the Executive’s death.

5.2 Disability.  If, during the Employment Period, the Disability (as defined below) of the Executive has occurred, the Company may give to the Executive written notice of its intention to terminate the Executive’s employment due to such Disability. The Executive’s employment with the Company shall be terminated by the Company on the 15th day after receipt by the Executive of such notice (the “Disability Effective Date”), if, within such fifteen (15) day period, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means the inability of the Executive to perform his normal duties and responsibilities hereunder due to a physical, mental, or emotional impairment, as determined by an independent qualified physician (selected by the Company and reasonably acceptable to the Executive) during any consecutive one hundred and twenty day (120) period or for an aggregate of one hundred and eighty (180) days during any three hundred sixty-five (365) day period.   Nothing in this Section 5.2 is intended to be inconsistent with or in any way alter the parties’ responsibilities under applicable federal or state law regarding disabilities, if any.

5.3 Cause.  The Board may terminate the employment of the Executive for Cause by written notice to the Executive. For purposes of this Agreement, “Cause” shall mean (a) an act or acts of material personal dishonesty taken by, or committed at the request of, Executive, at the expense of the Company, or any of its affiliates, or any other act of fraud, misappropriation or embezzlement (b) repeated willful violations by Executive of the material terms of this Agreement, which have not been cured within ten (10) days after written notice has been given by the Board to the Executive, or (c) the conviction of, a plea of nolo contendre, a guilty plea or a confession by Executive to, a felony or any other crime involving dishonesty or (d) any act of material neglect or gross misconduct that the Company (including unanimous approval of the Board) deems to be materially injurious to the Company after written notice thereof and failure to cure within 30 days.

5.4. Without Cause. During the Employment Period, upon written notice given to the Executive, the Board may terminate the Executive’s employment hereunder other than for Cause, in the Board’s sole discretion.

5.5 Termination by Executive for Good Reason. During the Employment Period, the Executive may terminate his employment hereunder by written notice for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events which is not cured by the Company within thirty (30) days of Executive’s written notice to the Company of same: (a) the reduction of the Executive’s Base Salary; (b) a material diminution, without his consent, of the Executive’s title, authority, duties or responsibilities as specified hereunder, or the assignment of duties and responsibilities that are inconsistent with his positions as Chief Operating Officer and Executive Vice President of Business Development (it being understood that the Company is a “start-up”, Executive will be required to perform administrative type functions (routine copying, faxing, etc.),; (c) the Company requiring the Executive, without his consent, to be based in any office or location other than the Company’s headquarters office, and such headquarters shall not be located during the Employment Period outside of a 50-mile radius of New York City; (d) the material breach by the Company of any provision of this Agreement which has not been cured within thirty (30) days after a notice of such breach has been given by the Executive to the Company.  The Executive must give the Company notice of the event within thirty (30) days of the date of the event and the Executive must resign effective upon no less than fourteen (14) days and no more than thirty (30) days after the expiration of the Company’s thirty (30) day cure period.

5.6 Termination by Executive Without Good Reason. During the Employment Period the Executive may terminate employment hereunder upon ninety (90) day’s prior written notice without Good Reason, and such termination shall not be deemed to be a breach of this Agreement.

5.7  Date of Termination. “Date of Termination” shall mean:

            (a) if the Executive’s employment is terminated by the Company, other than for Cause or Disability, the Date of Termination shall be the date set forth in the Company’s written notice of such termination under Section 5.4;

            (b) if the Executive’s employment is terminated by the Company for Cause, the Date of Termination shall be the date upon which the applicable cure period provided under Section 5.3 expires;

            (c) if the Executive’s employment is terminated by the Executive, the date of termination shall be fifteen 15 days after the date on which the Executive notifies the Company of such termination, or earlier if the Company elects;

            (d) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

      SECTION 6: OBLIGATIONS OF THE COMPANY UPON TERMINATION.

6.1 Cause, Death, Disability or Voluntarily by the Executive. If the Executive’s employment is terminated by reason of the Executive’s death, the Executive’s Disability, for Cause by the Company or by the Executive voluntarily (other than for Good Reason), the Executive, or the Executive’s legal representative, as the case may be, shall be entitled to receive (a) the Executive’s Base Salary through the Date of Termination; (b) any bonus earned in the previous year and not yet paid by the Company; (c) any accrued vacation pay through the Date of Termination not yet paid by the Company; and (d) a pro rata bonus for the year of termination calculated and payable after year-end, if any, provided, however that no such pro rata bonus shall be paid to the Executive if his employment is terminated for Cause or voluntarily by the Executive without Good Reason (such amounts specified in clauses (a), (b), (c) and (d) are hereinafter referred to as the “Accrued Obligations”). All such Accrued Obligations shall be paid to the Executive or to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination.

6.2 Other Than for Cause, Death or Disability, or by the Executive for Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment (other than for Cause, death or Disability) or the Executive terminates his employment for Good Reason, the Executive shall be entitled to receive, within thirty (30) days after the Date of Termination, the following:

            (a) The Company shall pay to the Executive all Accrued Obligations.

            (b) The Company shall pay to the Executive in cash a lump sum amount equal to 9 months’ Base Salary (the “Severance Obligations”).

    (c) The Company will establish an escrow account and deposit an amount equal to the Severance Obligations.  If the Company is unable to conduct business, becomes insolvent or files for Chapter 11, the Executive would immediately receive access to these funds.

6.3 Release.  Notwithstanding any other provision hereof, the Company’s obligation to pay the Severance Obligations, if applicable, will be contingent upon the Executive executing and providing to the Company (and not revoking within the revocation period, if any, provided pursuant to the applicable release agreement) a form of release agreement provided by the Company.  The Executive shall execute the release within such period as is provided for in the applicable release agreement, following the Company’s provision of such release agreement to the Executive in connection with the Executive’s termination of employment.

6.4 Full Satisfaction. The payments actually received, accepted and retained by the Executive (or his legal representatives) under this Agreement that are attributable to the termination of the Executive’s employment shall be in full and complete satisfaction of any and all claims the Executive (or his legal representatives) may have against the Company which are in any way related to the employment relationship (including the Executive’s hiring) between the Executive and the Company or the termination of that relationship.

6.5 Other Payments. Notwithstanding anything to the contrary contained herein (including without limitation Section 6.4), any compensation or benefits, if any, which are vested in the Executive or which the Executive is otherwise entitled to receive under any plan, program or arrangement of the Company before, at or subsequent to the Date of Termination shall be payable in accordance with the terms and provisions of such plan, program or arrangement.

SECTION 7: TAXES. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes or other withholdings as shall be required or permitted to be withheld pursuant to any applicable law or regulation, the operation of any incentive, savings, retirement, or welfare or fringe benefit plan, or by written agreement with the Executive.

SECTION 8: CONFIDENTIAL INFORMATION AND NON-COMPETITION.

8.1 Confidential Information.  The Executive shall execute and deliver to the Company on or prior to the Effective Date an Employee’s Proprietary Information and Inventions Agreement and Arbitration Agreement (“Protection of Company Property Agreement”) in the form attached hereto, the terms of which are incorporated herein by reference; provided, however, that to the extent that a term or provision of this Agreement conflicts with any term or provision of the Protection of Company Property Agreement, such term or provision of this Agreement shall prevail over such term or provision of the Protection of Company Property Agreement.

8.2 Non-Competition.  The Executive agrees that he will not, for a period of nine months  from the termination of his employment hereunder, directly or indirectly, own, manage, operate, work for, join, control, become employed by, consult to or participate in the ownership, management or control of, any internet business which is primarily focused on consumer or retail investment products or any other business that directly competes with the business that the Company or any of its subsidiaries is engaged in at the time of termination of employment (the “Business”).  Notwithstanding the foregoing, working for, becoming employed by, or consulting to a division of a company that is not engaged in competition with the Company's Business shall not be considered a breach of this covenant.  If, and to the extent that, any court determines that the geographical reach and/or time period of this covenant is too broad to permit the full enforcement of such covenants as written, the Executive and the Company hereby agree that this provision shall be then deemed amended so as to permit enforcement for the longest time period, and over the largest geographical region, as the court permits.

SECTION 9: INDEMNIFICATION. The Company agrees to obtain a directors and officers’ liability insurance policy covering the Executive.  The Company will provide the Executive with indemnification in accordance with the Company’s by-laws and applicable law, for liabilities arising out of his employment with the Company.

SECTION 10: SURVIVAL. The Executive agrees that Sections 8 and 9 of this Agreement shall survive the termination of (a) this Agreement, (b) the Employment Period and/or (c) the Executive’s employment with the Company.

SECTION 11: SUCCESSORS. This Agreement is personal to the Executive and may not be assigned by the Executive. This Agreement shall inure to the benefit of, and be enforceable by, the Executive and the Executive’s legal representatives, as applicable. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

SECTION 12: NOTICES. All notices and other communications hereunder shall be in writing and shall be given by facsimile transmission, hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth below:

If to the Company:	Fund.com Inc.
455 Broadway, 4th Floor
New York, New York 10013

Attn: Raymond Lang

With a copy to:	Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY 10036

Attn: Ronald Fleming

If to the Executive, to Executive’s then current address on file with the Company. In the event of an address change, to either party at such other address as either party shall have furnished to the other in writing in accordance herewith. Any such notice and communications shall be effective when actually received by the addressee.

SECTION 13: MISCELLANEOUS.

13.1           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without reference to principles of conflict of laws thereunder.

13.2           ARBITRATION. DISPUTES REGARDING THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING, WITHOUT LIMITATION, ANY DISPUTE UNDER THIS AGREEMENT, WHICH CANNOT BE RESOLVED BY NEGOTIATIONS, SHALL BE SUBMITTED TO, AND SOLELY DETERMINED BY, FINAL AND BINDING ARBITRATIONS CONDUCTED PURSUANT TO THE NEW YORK STOCK EXCHANGE, INC.’S ARBITRATION RULE AND THE PARTIES AGREE TO BE BOUND BY THE FINAL AWARD OF THE ARBITRATORS IN ANY SUCH PROCEEDING.

THE ARBITRATORS SHALL APPLY THE LAWS OF THE STATE OF NEW YORK WITH RESPECT TO THE INTERPRETATION OR ENFORCEMENT OF ANY MATTER RELATING TO THIS AGREEMENT.  ANY ARBITRATION HEREUNDER SHALL BE HELD IN NEW YORK CITY, NY, OR SUCH OTHER PLACE AS THE PARTIES HERETO MAY MUTUALLY AGREE.  THE PREVAILING PARTY IN ANY SUCH ARBITRATION SHALL BE ENTITLED TO RECOVER ITS OR HIS FULL REASONABLE COSTS AND REASONABLE ATTORNEYS’ FEES INCURRED DURING OR IN CONNECTION WITH THE ARBITRATION.  JUDGMENT UPON THE AWARD BY THE ARBITRATORS MAY BE ENTERED IN ANY COURT IN THE STATE OF NEW YORK HAVING JURISDICTION THEREOF.

13.3 Compliance with Section 409A of the Code.  To the fullest extent applicable, amounts and benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Code Section 409A and, to the extent that any such amount or benefit is or becomes subject to Code Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code with respect to such amounts or benefits and will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.  Notwithstanding anything herein to the contrary, (i) if on the date the Employee “separates from service” within the meaning of Treasury Regulation section 1.409A-1(h), (A) the Company is publicly traded, (B) the Employee is a Specified Employee, and (C) the Company reasonably determines that (x) a payment or benefit payable hereunder as a result of the Employee’s termination of employment constitutes nonqualified deferred compensation that is subject to the requirements of Section 409A of the Code and (y) the deferral of the commencement of such payments or benefits is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will withhold and accumulate such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s separation from service date (or the earliest date as is permitted under Section 409A of the Code), at which time the withheld and accumulated payments shall be paid to the Employee in a single lump sum payment and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

13.3  Captions.  The captions of this Agreement are not part of the provisions hereof and shall not have any force or effect.

13.4 Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors, assigns and legal representatives.

13.5 Entire Agreement.  This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersedes any prior oral or written agreement between the Company and the Executive.

13.6 Counterparts.  This Agreement may be executed in or counterparts, each of which will be deemed to be an original thereof, but all of which together will constitute one and the same instrument.

13.7  Waiver of Breach.  No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or subsequent breach.  No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right.

13.8 Enforceability.  If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope of application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.
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      IN WITNESS WHEREOF, the Executive has signed this Agreement and, the Company has caused this Agreement to be signed in its name and on its behalf, all as of the day and year first above written.

                                     Fund.com Inc.

                                     By:  /s/
                                           Title: Chief Executive Officer

                                           Name: Raymond Lang

                                     By:  /s/
                                           Name:   Philip Gentile